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                    May 24, 2022

       Man Chung Chan
       Chief Executive Officer
       Bonanza Goldfields Corp.
       37/F, Singapore Land Tower
       50 Raffles Place
       Singapore 048623

                                                        Re: Bonanza Goldfields
Corp.
                                                            Registration
Statement on Form 10-12G
                                                            Filed October 26,
2021
                                                            File No. 000-53612

       Dear Mr. Chan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Jenny Chen-Drake, Esq.